Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of June 8, 2026, by and among Tribeca Strategic Partners Holdco LLC, Tribeca Strategic Partners LLC, Timothy R. Ramdeen, and Sukhvinder Gill (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Tribeca Strategic Acquisition Corp., as of June 8, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: June 8, 2026	Tribeca Strategic Partners Holdco LLC

/s/ Tribeca Strategic Partners LLC,
as managing member of Tribeca Strategic Partners Holdco LLC by Timothy R. Ramdeen, an authorized signatory

Date: June 8, 2026	Tribeca Strategic Partners LLC

/s/ Timothy R. Ramdeen
By: Timothy R. Ramdeen Managing Member

Date: June 8, 2026	Timothy R. Ramdeen

/s/ Timothy R. Ramdeen
Timothy R. Ramdeen

Date: June 8, 2026	Sukhvinder Gill

/s/ Sukhvinder Gill
Sukhvinder Gill